INSIGHT ENTERPRISES PURCHASES APPROXIMATELY $80 MILLION OF ITS COMMON STOCK FROM VALUEACT CAPITAL May 27, 2025 CHANDLER, Ariz.--(BUSINESS WIRE)-- Insight Enterprises, Inc. (Nasdaq: NSIT) (Insight) today announced that it has entered into a stock repurchase agreement with ValueAct Capital Master Fund, L.P. (ValueAct Capital) to buy 600,000 shares of its common stock at a price of approximately $126.86 per share, with a value totaling approximately $76 million. Insight’s purchase of the shares was made as part of its existing $300 million stock repurchase program. “Today’s announcement reinforces our goal to optimize our capital structure and our business, while also creating substantial value for our shareholders.” stated Joyce Mullen, the Company’s President and Chief Executive Officer. “This also represents another step in our continuing relationship with ValueAct Capital that began in 2021.” “This transaction is a testament to our continued close engagement with the Insight team” said Alex Baum, partner at ValueAct Capital. “The sale of our shares back to the company enables ValueAct Capital to both help accelerate the capital return to shareholders and proportionally size our ownership stake for our revised role as an advisor to Insight during its transformation into the leading AI Solutions Integrator.” This news release is not an offer to sell nor a solicitation of any offer to buy any securities in any state or jurisdiction nor shall there be any sale of Insight’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. Insight’s securities may not be offered or sold in the United States absent registration under or any exemption from the registration requirements of the Securities Act of 1933, as amended. Any public offering of Insight’s securities to be made in the United States will be made only by means of a registration statement that is filed with and declared effective by the Securities and Exchange Commission. About Insight Insight Enterprises is a leading Solutions Integrator that helps clients solve technology challenges by combining the right hardware, software, and services. We’re a global Fortune 500 technology company with a network of over 8,000 partners and experts around the world who provide access to end-to-end IT capabilities. For more than 35 years, we have delivered and optimized technology solutions for our clients efficiently, effectively, and safely. We are rated as a Great Place to Work, a Forbes World’s Best Employer, and a Fortune World’s Best Workplace. Discover more at insight.com. Ryan Miyasato Investor Relations Tel. 408-975-8507 Email Ryan.Miyasato@insight.com Source: Insight Enterprises Inc.